Exhibit 10.12

Equillium, Inc.

7 June 2018

Stephen Connelly

Re:	Employment Terms

Dear Stephen:

Effective 1 June 2018, the following in its entirety amends and restates your offer letter dated 1 January 2018 by Equillium, Inc. (the “Company”) regarding your position as Chief Scientific Officer of the Company.

You will report to the Chief Executive Officer. Your home office will be at our offices located in La Jolla, California, and you may also be required to work at other offices and locations from time to time as required to perform your job duties. The Company may change your position, duties and work location from time to time in its discretion.

The Company’s regular business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours, including evenings and weekends, as required to perform your job duties, and you will not be eligible for overtime pay.

Your base salary will be at the annualized rate of $300,000, less required and designated payroll deductions and withholdings, paid semi-monthly (“Base Salary”).

You will be eligible to earn an annual discretionary performance-based bonus at an annual target amount of thirty-five percent (35%) of your then current base salary (“Target Bonus”), based on the attainment of individual and Company objectives to be determined and approved by the Company. The Company’s payment, and the amount, of any such bonus shall be in the sole discretion of the Company. No amount of bonus is guaranteed, and, in addition to the other conditions for earning any such bonus, you must remain an employee in good standing of the Company on the date the bonus is determined and paid.

You will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as they may be terminated or changed from time to time within the Company’s discretion.

In the event you are terminated by the Company without Cause (as defined below), you will be eligible to receive an amount equal to your then current Base Salary for six (6) months less required deductions and withholdings and the Company shall pay the premiums for your group health insurance COBRA continuance coverage for six (6) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer (the “Termination Benefits”). “Cause” for termination shall mean that the Company has determined in its sole discretion that you have engaged in any of the following: (i) a material breach of any covenant or condition under the terms of your employment agreement or any other agreement between the parties; (ii) any act constituting dishonesty, insubordination, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any written Company policy or any act of misconduct; (v) negligence or incompetence in the performance your duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty or the duty of loyalty.

In the event you are terminated by the Company without Cause within one (1) month prior to, or twelve (12) months following, a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time), you will be eligible to receive an amount equal to your then current Base Salary for twelve (12) months less required deductions and withholdings, an amount equal to your then current Target Bonus less required deductions and withholdings and the Company shall pay the premiums for your group health insurance COBRA continuance coverage for twelve (12) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer (“Change of Control Benefits”).

Termination Benefits or Change of Control Benefits, if and when due, shall be paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below) with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter. Notwithstanding the foregoing, you shall not receive any of the benefits described in the two paragraphs immediately above unless you deliver to the Company an effective, general release of claims in favor of the Company in the form attached hereto, which has become effective in accordance with its terms (the date that such release can no longer be revoked is referred to as the “Release Effective Date”). In no event will you be entitled to both Termination Benefits and Change of Control Benefits. If you are entitled to receive Termination Benefits and thereafter become entitled to Change of Control Benefits, any previously provided Termination Benefits shall offset Change of Control Benefits.

As a Company employee, you will be expected to comply with Company policies and procedures, which will be provided to you. As a condition of employment, you must read, sign and comply with the enclosed Employee Confidential Information and Invention Assignment Agreement (“Confidential Information Agreement”), which, among other provisions, prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information.

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information or other property of any former employer or third party to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any confidential, proprietary or trade secret information or other property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer)

that may limit your ability to perform your duties to the Company, or that could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters, and that you are not in unauthorized possession or control of any confidential, proprietary or trade secret information or other property of any former employer or third party.

Your employment relationship with the Company will be at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be changed in a written agreement signed by you and the Board.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Additionally, this offer is subject to you providing satisfactory professional references to the Company. Further, this offer is conditioned on completion, with results satisfactory to the Company, of a required pre-employment background check. You must timely provide all information and documents required to complete that process.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or such other location as then-agreed by the parties. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter agreement, together with your Confidential Information Agreement, will form the complete and exclusive statement of your employment agreement with the Company. The terms in this letter agreement supersede any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matters hereof. This letter agreement cannot be changed except in a written agreement signed by you and the Board, with the exception of those changes expressly reserved to the Company’s discretion in this letter agreement. This letter agreement is governed by the laws of the state of California, without reference to conflicts of law principles. If any provision of this letter agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this letter agreement, no waiver of any right hereunder shall be effective unless it is in writing.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

/s/ Daniel M. Bradbury

Accepted:

/s/ Stephen Connelly
Stephen Connelly

Date: 7 June 2018

Attachments: Employee Confidential Information and Inventions Assignment Agreement, Form of Separation and Release Agreement remain as originally executed